First China Pharma Adopts SEC Balance Sheet Recommendation

--Company Forecasts Best Ever Q3 Sales Figures

HONG KONG, CHINA – (MARKETWIRE – September 16, 2011) – First China Pharmaceutical Group, Inc. (OTCBB: FCPG) (“First China” or the “Company”), in accordance with its policy of financial transparency wishes to advise of, and clarify matters concerning a requirement to restate a financial discrepancy brought about by differing jurisdictional regulations governing financial accounting practices in China and the U.S.

On September 21, 2010 First China filed an 8K regarding the acquisition of XYT and FCPG-HK.  The financial statements in this and subsequent filings contained an asset that has been disclosed as a "Note Due from Related Party." This receivable note is an amount due from Mr. Wang, founder of XYT and the Company’s Chief Executive Officer and Chairman. This note is also found in subsequent filings of the Company.

The Company believes that this item is properly recorded as an asset in accordance with U.S. GAAP; however, the SEC has taken a contrary position and has requested the Company remove the note as an asset and restate it against retained earnings. The Company conferred with its People’s Republic of China (PRC) legal counsel and its independent accounting firm, and received a legal opinion from its PRC legal counsel that this action as requested by the SEC is against PRC law. The Company has presented numerous arguments against this treatment and offered different accounting treatments to the SEC that would, the Company believes, be compliant with both U.S. GAAP and PRC law.

However, the SEC's position remains unchanged and is requiring the company to restate the “Note Due from Related Party” against retained earnings. As such, the Company plans to file with the SEC, a restatement of its financial statements related to the 8-K filed September 21, 2010 and for its annual report on Form 10-K filed July 14, 2011, no later than September 23, 2011.  The Company believes that it will be able to provide adequate disclosure to also satisfy accounting standards in the PRC.

In light of media reports detailing unfortunate accounting issues at a limited number of China-based operating companies trading on U.S. exchanges, the Company wishes to point out that the difficulties at those firms occurred due to failures in corporate governance and, in a few instances, reflect blatant fraud. In the hope of allaying any concerns regarding First China and its practices, the Company wishes to advise that insofar as the restatement will show negative retained earnings for the period in question, the Company is confident it will have no impact on its operations going forward. In fact, First China is still experiencing strong sales growth and is very optimistic that the 3rd quarter of fiscal 2011 (ending September 31, 2011) will have the strongest sales in the Company's history.

About First China Pharmaceutical Group, Inc. (OTCBB: FCPG)
First China Pharmaceutical Group, Inc. aims to develop a high growth pharmaceutical distribution company generating significant revenue from the sale of healthcare products in China. As part of its business strategy, the Company has acquired the assets of Kun Ming Xin Yuan Tang Pharmacies Co. Ltd. (XYT), which includes a strategic advantage over its competitors as it is one of a handful of pharmaceutical distribution company in Yunnan Province that has obtained government approval to market and fill orders using the internet. First China Pharmaceutical Group plans to continue the rapid growth of the company from its current position as a provider of approximately 7,100 drugs to more than 4,700 pharmacies, hospitals and clinics in China’s Yunnan Province. For more information visit: www.firstchinapharma.com

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development of new business opportunities, zero operational impact and projected costs, future operations, revenue, profits, gross margins and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
First China Pharmaceutical Group, Inc.
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Zhen Jiang Wang
Chairman and CEO

Contact:
Evergreen Investor Relations, Inc.
Phone: 1-888-518-3274
Email: info@firstchinapharma.com
Web: www.firstchinapharma.com